[LETTERHEAD OF KPMG PEAT MARWICK LLP]



The Board of Directors
ML Bancorp, Inc.:

We consent to the filing of our reports incorporated herein by reference and to the reference to our firm under the headings "Experts" and "Bancorp Selected Consolidated Financial Data" in the Registration Statement.

/s/ KPMG PEAT MARWICK LLP

Philadelphia, PA
April 23, 1997